SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 1, 2012, among Pioneer Coiled Tubing Services, LLC (formerly known as Go-Coil, L.L.C.), a Louisiana limited liability company (the “Guaranteeing Subsidiary”) and a subsidiary of Pioneer Energy Services Corp. (or its permitted successor), a Texas corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of March 11, 2010 (as supplemented by the First Supplemental Indenture thereto dated as of November 21, 2011, the “Indenture”), providing for the issuance of 9 7/8% Senior Notes due 2018 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and
WHEREAS, pursuant to Section 9.01 (“Without Consent of Holders of Notes”) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

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1.	CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.
AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby guarantees the Company’s obligations under the Indenture and the Notes related thereto pursuant to the terms and conditions of Article XI of the Indenture, such Article XI being incorporated by reference herein as if set forth at length herein (each such guarantee, a “Subsidiary Guarantee”), and such Guaranteeing Subsidiary agrees to be bound as a Guarantor under the Indenture as if it had been an initial signatory thereto; provided that the Guaranteeing Subsidiary can be released from its Subsidiary Guarantee to the same extent as any other Guarantor under the Indenture.

3.
NO RECOURSE AGAINST OTHERS. No director, officer, employee, manager, incorporator, member, partner or stockholder or other owner of Equity Interests of the Company or any of its Subsidiaries, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of a Note by accepting the Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.	NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES.

5.	COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.	EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.
THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first written above.
Dated: October 1, 2012
PIONEER COILED TUBING SERVICES, LLC
By: /s/ Wm. Stacy Locke_____________________
Name: Wm. Stacy Locke
Title: Chief Executive Officer and President

PIONEER ENERGY SERVICES CORP.
By: /s/ Wm. Stacy Locke_____________________
Name: Wm. Stacy Locke
Title:     Chief Executive Officer and President

PIONEER DRILLING SERVICES, LTD.,
PIONEER PRODUCTION SERVICES, INC.,
PIONEER GLOBAL HOLDINGS, INC.,
PIONEER WIRELINE SERVICES
    HOLDINGS,     INC.,
PIONEER WIRELINE SERVICES, LLC,
PIONEER WELL SERVICES, LLC,
PIONEER FISHING & RENTAL
    SERVICES, LLC,
as Guarantors
By: /s/ Lorne E. Phillips______________________
Name: Lorne E. Phillips
Title:    Executive Vice President and
Chief Financial Officer
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By: /s/ John Stohlmann____________________
Authorized Signatory

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